Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Omega Healthcare Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security class title	Fee calculation rule	Amount registered(1)	Proposed maximum offering price per share(2)	Maximum aggregate offering price(2)	Fee rate	Amount of registration fee
Equity	Common Stock, $0.10 par value per share	Rule 457(c) and (h)	6,700,000	$28.41	$190,347,000	0.0001102	$20,976.24
Total Offering Amounts					$190,347,000	--	$20,976.24
Total Fee Offsets					--	--	--
Net Fee Due					--	--	$20,976.24

(1) This registration statement on Form S-8 covers (i) 6,700,000 additional shares of common stock, par value $0.10 per share (“Common Stock”), of Omega Healthcare Investors, Inc. (the “Registrant) that are available for issuance under the Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of shares of Common Stock as may be issued as a result of a stock split, stock dividend, recapitalization, or similar transaction.

(2) Pursuant to Securities Act Rule 457(c) and (h), the maximum offering price, per share and in the aggregate, was calculated upon the basis of the average of the high and low prices of the Registrant’s Common Stock on May 30, 2023, as reported on the New York Stock Exchange.